Gasco
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Energy


For Release at 4:00 PM EDT, on Friday, August 5, 2005

      GASCO ENERGY TO PRESENT AT ENERCOM'S 10TH DENVER OIL & GAS CONFERENCE


DENVER - (PR Newswire) - August 5, 2005- Gasco Energy, Inc. (AMEX: GSX) is pleased to announce that it will be presenting at the Tenth Oil & Gas Conference in Denver to be held at the Denver Marriott City Center from August 8 - 11, 2005. CEO and President Mark Erickson will update investors at 10:30 AM MDT on Monday, August 8, 2005. Gasco's conference presentation will be webcast live and will be available, along with the accompanying slideshow presentation and additional details regarding the conference, at www.theoilandgasconference.com.


Erickson's presentation will include:

          A discussion of operational achievements in the Riverbend Project in Utah's Uinta Basin, including July 2005's single-month production records of 399 MMcfe gross and 143 MMcfe net. During the month of July, Gasco was also affected by seasonal, system-wide curtailments on the Questar mainline through the Greater Natural Buttes area. The estimated Gasco curtailed volumes were 13.9 MMcfe gross and 4.3 MMcfe net.


About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


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